                                                                    Exhibit 99.2

               Report of Independent Accountants


To the Board of Directors and Shareholders of Bindley Western Industries, Inc.

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Bindley Western Industries, Inc. and its subsidiaries (the "Company") at December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Central Pharmacy Services, Inc., which statements reflect total assets of $7,497,000 and $5,347,000 as of December 31, 1998 and December 31, 1997, respectively, and total revenues of $32,869,000, $24,215,000 and $17,955,000, respectively, for each of the three years in the period ended December 31, 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Central Pharmacy Services, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Indianapolis, Indiana
February 24, 1999, except as to the stock split as discussed in Note 12, which is as of June 25, 1999, and the pooling of interests as discussed in Note 1, which is as of August 31, 1999

                        Report of Independent Auditors

Board of Directors
Central Pharmacy Services, Inc.

We have audited the consolidated balance sheets of Central Pharmacy Services, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 1998, not separately presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Central Pharmacy Services, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Atlanta, Georgia
March 15, 1999, except for
Note 4 as to which the
date is April 8, 1999

                      Consolidated Statements of Earnings
               Bindley Western Industries, Inc. and Subsidiaries

For the years ended December 31,          1998           1997         1996
(In thousands, except share data)

Revenues:
  Net sales from stock                    $ 4,156,799   $ 2,784,450  $2,145,262
  Net brokerage sales                       3,497,422     4,549,687   3,190,219
                                          -----------   -----------  -----------
  Total net sales                           7,654,221     7,334,137   5,335,481
  Other income                                  1,915         1,908       1,410
                                          -----------   -----------  -----------
                                            7,656,136     7,336,045   5,336,891

Cost and expenses:
  Cost of products sold                     7,448,331     7,181,415   5,207,565
  Selling, general and administrative         118,340        89,402      77,396
  Depreciation and amortization                 8,894         8,162       7,387
  Interest                                     18,648        16,192      13,248
  Settlement of 1994 DEA inspection matter                                  812
  I.P.O. stock option grant                                     350
  Unusual items                                18,833
                                          -----------   -----------  -----------
                                            7,613,046     7,295,521   5,306,408

Earnings before income taxes
  and minority interest                        43,090        40,524      30,483
                                          -----------   -----------  -----------

Provision for income taxes:
  Current                                      22,636        19,640      14,896
  Deferred                                     (3,647)       (3,834)     (2,031)
                                          -----------   -----------  -----------
                                               18,989        15,806      12,865

Minority interest in net income of
  consolidated subsidiary                       1,865           212
                                          -----------   -----------  -----------
Net earnings                              $    22,236   $    24,506  $   17,618
                                          ===========   ===========  ===========

Earnings per share:
  Basic                                   $      0.70   $       .95  $      .76
  Diluted                                 $      0.66   $       .83  $      .67

Average shares outstanding:
  Basic                                    31,651,034    25,834,292  23,068,684
  Diluted                                  33,508,668    31,890,035  30,359,442

         (See accompanying notes to consolidated financial statements)

                          Consolidated Balance Sheets
               Bindley Western Industries, Inc. and Subsidiaries

December 31,                                                                    1998            1997
(In thousands, except share data)

Assets
Current assets:
  Cash                                                                       $   42,982      $   42,895
  Accounts receivable, less allowance for doubtful
    accounts of $3,606 for 1998 and $4,829 for 1997                             456,994         608,882
  Finished goods inventory                                                      660,089         521,451
  Deferred income taxes                                                          11,552           9,526
  Other current assets                                                            8,659           5,649
                                                                          -------------   -------------
                                                                              1,180,276       1,188,403
                                                                          -------------   -------------
  Other assets                                                                       90             143
                                                                          -------------   -------------
  Fixed assets, at cost                                                         121,850          91,620
   Less: accumulated depreciation                                               (27,660)        (22,933)
                                                                          -------------   -------------
                                                                                 94,190          68,687
                                                                          -------------   -------------
  Intangibles, net                                                               19,401          35,711
                                                                          -------------   -------------

    Total assets                                                             $1,293,957      $1,292,944
                                                                          =============   =============


Liabilities and Shareholders' Equity
Current liabilities:
  Short-term borrowings                                                      $   19,500      $  147,000
  Securitized borrowings                                                        224,163
  Private placement debt                                                         30,000
  Accounts payable                                                              644,461         737,657
  Note payable to Priority Healthcare Corporation                                16,517
  Other current liabilities                                                      19,869          19,288
                                                                          -------------   -------------
                                                                                954,510         903,945
                                                                          -------------   -------------
Long-term debt                                                                      733          32,282
                                                                          -------------   -------------
Deferred income taxes                                                             3,087           4,162
                                                                          -------------   -------------
Minority interest                                                                                11,010
                                                                          -------------   -------------

Shareholders' equity:
  Common stock. $.01 par value-authorized 40,000,000 shares;
    issued 26,345,421 and 19,025,715 shares, respectively                         3,406           3,388
  Special shares, $.01 par value-authorized 1,000,000 shares
  Additional paid in capital                                                    215,177         200,468
  Note receivable from officer                                                   (3,228)         (3,228)
  Retained earnings                                                             130,953         144,844
                                                                          -------------   -------------
                                                                                346,308         345,472
                                                                          -------------   -------------
  Less: shares in treasury-at cost 689,161 and 380,942,                         (10,681)         (3,927)
    respectively
                                                                          -------------   -------------
  Total shareholders' equity                                                    335,627         341,545
                                                                          -------------   -------------
  Commitments and contingencies
                                                                          -------------   -------------

   Total liabilities and shareholders' equity                                $1,293,957      $1,292,944
                                                                          =============   =============

         (See accompanying notes to consolidated financial statements)

                     Consolidated Statements of Cash Flows
               Bindley Western Industries, Inc. and Subsidiaries

For the years ended December 31,                                   1998            1997            1996
(In thousands)
Cash flow from operating activities:
   Net income                                                 $   22,236       $    24,506      $    17,618

  Adjustments to reconcile net income to
   net cash provided (used) by operating activities:
    Depreciation and amortization                                    8,894           8,162            7,387
    Deferred income taxes                                           (3,647)         (3,834)          (2,031)
    Minority interest                                                1,865             212
    Compensation expense on stock option grant                                         350
    Compensation expense on restricted stock                         1,589
    Interest capitalized on conversion of debt                                       1,970
    Gain on sale of fixed assets                                      (310)            (77)             (36)
    Unusual items                                                   18,833

 Change in assets and liabilities,
   net of acquisitions:
    Accounts receivable                                             94,814        (229,880)          51,212
    Finished goods inventory                                      (163,310)        (63,276)         (99,977)
    Accounts payable                                               (60,700)        151,919           64,036
    Other current assets and liabilities                               816           4,317            6,538
                                                              ------------     -----------      -----------
     Net cash provided (used) by operating
       activities                                                  (78,920)       (105,631)          44,747
                                                              ------------     -----------      -----------

Cash flow from investing activities:
     Purchase of fixed assets and other assets                     (34,254)        (23,164)         (15,999)
     Proceeds from sale of fixed assets                                540           2,127               59
     Acquisition of businesses                                        (774)        (27,711)          (9,064)
     Distribution of Priority Healthcare Corporation                    (2)
                                                              ------------     -----------      -----------
      Net cash used by investing activities                        (34,490)        (48,748)         (25,004)
                                                              ------------     -----------      -----------

Cash flow from financing activities:
     Proceeds from sale of stock                                    26,795          14,741            4,260
     Proceeds from IPO of subsidiary                                                29,982
     Related party note receivable                                                  (3,228)
     Addition (reduction) of long-term debt, net                    (1,574)         (1,823)          28,651
     Proceeds under line of credit agreement                     1,600,000       1,496,000        1,064,000
     Payments under line of credit agreement                    (1,727,500)     (1,401,000)      (1,086,500)
     Proceeds from securitized borrowings                          224,163
     Payments to acquire treasury shares                            (6,754)           (777)
     Dividends                                                      (1,633)         (1,083)            (938)
                                                              ------------     -----------      -----------
      Net cash provided by financing activities                    113,497         132,812            9,473
                                                              ------------     -----------      -----------

Net increase (decrease) in cash                                         87         (21,567)          29,216
Cash at beginning of year                                           42,895          64,462           35,246
                                                              ------------     -----------      -----------

Cash at end of year                                           $     42,982     $    42,895      $    64,462
                                                              ============     ===========      ===========

         (See accompanying notes to consolidated financial statements)

                Consolidated Statements of Shareholders' Equity
               Bindley Western Industries, Inc. and Subsidiaries

                                         Common Stock        Treasury Stock
                                    ------------------------------------------
                                                                                                    Note
                                                                                  Additional  Receivable
                                         Shares               Shares                 Paid in        From   Retained   Shareholders'
                                    Outstanding  Amount  Outstanding    Amount       Capital     Officer   Earnings         Equity
- ----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except share data)
Balances at December 31, 1995        14,199,805  $3,339      348,291  $ (3,150)   $   89,266               $109,962   $    199,417

Net earnings                                                                                                 17,618         17,618
Dividends at $.08 per share                                                                                    (938)          (938)
Shares issued upon exercise of
  stock options                         308,654       3                                4,257                                 4,260
                                    -----------  ------  -----------  --------    ----------  ----------   --------   ------------
Balances at December 31, 1996        14,508,459   3,342      348,291    (3,150)       93,523                126,642        220,357

Net earnings                                                                                                 24,506         24,506
Dividends at $.08 per share                                                                                  (1,083)        (1,083)
Shares issued upon exercise of
   stock options                      1,123,109      12                               14,730                                14,742
Shares issued upon conversion of
   debt                               3,394,147      34                               67,460                                67,494
IPO of subsidiary                                                                     24,405                 (5,221)        19,184
IPO option grant                                                                         350                                   350
Note receivable from officer                                                                      (3,228)                   (3,228)
Purchase of treasury shares                                   32,651      (777)                                               (777)
                                    -----------  ------  -----------  --------    ----------  ----------   --------   ------------
Balances at December 31, 1997        19,025,715   3,388      380,942    (3,927)      200,468      (3,228)   144,844        341,545

Net earnings                                                                                                 22,236         22,236
Dividends at $.08 per share                                                                                  (1,633)        (1,633)
Shares issued upon exercise of
   Stock options                      1,346,049      14                               26,781                                26,795
Shares issued upon issuance of
    Restricted stock                    350,000       4                               12,334                                12,338
Shares issued upon stock split        5,623,657              131,351
Distribution of Priority Healthcare                                                  (24,406)               (34,494)       (58,900)
Purchase of treasury shares                                  176,868    (6,754)                                             (6,754)
                                    -----------  ------  -----------  --------    ----------  ----------   --------   ------------
Balances at December 31, 1998        26,345,421  $3,406      689,161  $(10,681)   $  215,177  $   (3,228)  $130,953   $    335,627
                                    ===========  ======  ===========  ========    ==========  ==========   ========   ============

       (See accompanying notes to consolidated financial statements)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation. The consolidated financial statements include the accounts of Bindley Western Industries, Inc. and its subsidiaries ("BWI" or the "Company"). All significant intercompany accounts and transactions have been eliminated.

     Merger with Central Pharmacy Services, Inc. Effective August 31, 1999, BWI completed the merger with Central Pharmacy Services, Inc ("CPSI") by exchanging
2.9 million shares of BWI Common Stock for all of the Common Stock of CPSI. Each share of CPSI was exchanged for 26.38 shares of BWI Common Stock. In addition, outstanding CPSI employee stock options were converted at the same exchange factor into options to purchase approximately 300,000 shares of BWI Common Stock. The consolidated financial statements include CPSI for all periods presented.

     Revenue recognition. The Company differentiates sales as either brokerage type sales ("brokerage sales") or sales from the Company's inventory ("from stock sales"). Brokerage sales are made to the chain warehouse market, whereas from stock sales are made to both the chain warehouse and direct store delivery markets. Revenues are recorded at the time of shipment.

     Inventories. Inventories are stated on the basis of lower of cost or market using the first-in, first-out (FIFO) method.

     Fixed assets. Depreciation is computed on the straight-line method for financial reporting purposes. Accelerated methods are primarily used for income tax purposes. Assets, valued at cost, are generally being depreciated over their estimated useful lives as follows:

                                                   Estimated useful life (years)
Buildings and furnishings                                     5-35
Leasehold improvements                                        3-20
Transportation and other equipment                            3-20

     In the event facts and circumstances indicate an asset could be impaired, an evaluation of the undiscounted estimated future cash flows is compared to the asset's carrying amount to determine if a write-down is required.

     Debt issue costs. Debt issue costs are amortized on a straight-line basis over the life of the Convertible Subordinated Debentures ("Debentures"), which were redeemed on September 12, 1997, and the Senior Notes.

     Intangibles. The Company continually monitors its cost in excess of net assets acquired ("goodwill") and its other intangibles (customer lists and covenants not to compete) to determine whether any impairment of these assets has occurred. In making such determination, the Company evaluates the performance, on an undiscounted basis, of the underlying businesses which gave rise to such amounts. Goodwill is being amortized on the straight-line method over periods not exceeding 40 years. Other intangibles are being amortized on the straight-line method over five to 15 years.

     Earnings per share. The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings per share is based on the weighted average number of common shares outstanding during each period. The diluted earnings per share is based on the weighted average number of common shares and dilutive potential common shares outstanding during each period. All periods presented have been restated to conform with the requirements of SFAS 128. See Note 17 for a reconciliation of earnings per share.

     Income taxes. In accordance with the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," the Company accounts for income taxes using the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax bases and financial reporting bases of the Company's assets and liabilities.

     Use of estimates. The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates made by management. Actual results could differ from those estimates.

     Fair value of financial instruments. The carrying values of cash, accounts receivable, other current assets, short-term borrowings, accounts payable and other current liabilities approximate their fair market values due to the short-term maturity of these instruments. The fair market value of long term debt was determined based on market quoted rates or was estimated using rates currently available to the Company for debt with similar terms and maturities.

     Other income. Other income for 1998, 1997 and 1996 was substantially all interest income and gains on the sale of assets.

     Prior year reclassifications. Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

NOTE 2 - DISTRIBUTION OF PRIORITY HEALTHCARE CORPORATION

     On December 31, 1998, the Company distributed to the holders of the Company's Common Stock all of the 10,214,286 shares of Priority Healthcare Corporation ("Priority") Class A Common Stock owned by the Company on the basis of .448 shares Priority Class A Common Stock for each share of BWI Common Stock outstanding on the record date, December 15, 1998. As a result of the distribution, Priority ceased to be a subsidiary of the Company as of December 31, 1998. The dividend distribution of $58.9 million represents the Company's ownership interest in the net assets of Priority. The spin-off resulted in the removal of $107.5 million of assets and $37.2 million of liabilities from the Company's Consolidated Balance Sheet as of December 31, 1998.

     The results of operations for Priority, net of minority interest, for the year ended December 31, 1998 are included in the Company's Consolidated Statement of Earnings as Priority was a subsidiary for the full year of 1998. Summary Statement of Earnings data for Priority is presented in Note 3 below.

NOTE 3 - OPERATING SEGMENTS

     In June 1997, SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information", was issued effective for fiscal years ended after December 15, 1998. The Statement designates the internal management accountability structure as the source of the Company's reportable segments. The statement also requires disclosures about products and services, geographic areas and major customers. The adoption of this standard did not affect results of operations or financial position but did affect the disclosure of segment information.

     Prior to 1998, the Company operated as one industry segment. The 1996 and 1997 information presented below has been restated in order to conform to the current year presentation.

     Giving effect to the CPSI merger, the Company has three reportable segments, BWI, Priority and Nuclear Pharmacy, which conduct substantially all of their business within the United States. The BWI segment specializes in the distribution of pharmaceuticals and related health care products to chain drug companies which operate their own warehouses, individual drug stores, supermarkets and mass retailers with their own pharmacies, hospitals, clinics, HMOs, state and federal government agencies and other health care providers. The Priority segment distributes specialty pharmaceuticals and related medical supplies to the alternate site healthcare market and is a provider of patient-specific, self-injectable biopharmaceuticals and disease treatment programs to individuals with chronic diseases. The Nuclear Pharmacy segment prepares and delivers unit dose radiopharmaceuticals for use in nuclear imaging procedures in hospitals and clinics. During 1998, approximately 79% of CPSI's purchases of pharmaceuticals were from three vendors accounting for 42%, 24% and 13% of CPSI's cost of sales for the year ended 1998. The significant customers reported in Note 14 are all sold through the BWI segment.

     These segments have separate management teams and infrastructures to facilitate their specific customer needs and marketing strategies. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The intersegment sales and transfers are not significant. As discussed in Note 2, Priority ceased to be a subsidiary of the Company as of December 31, 1998 and, therefore, their assets, liabilities and equity are not included in the Company's December 31, 1998 Consolidated Balance Sheet.

Segment information for the years ended 1998, 1997 and 1996 was as follows:

                                                                                    Nuclear
                                                   BWI          Priority           Pharmacy               Total
1998
Revenues                                    $7,345,726          $275,626            $32,869          $7,654,221
Interest expense                                18,310               155                183              18,648
Depreciation and amortization                    7,179             1,234                481               8,894
Unusual items                                   18,833                                                   18,833
Segment net earnings                             8,996            10,143              3,097              22,236
Total assets                                 1,286,575                                7,382           1,293,957
Capital expenditures                            32,636               905                713              34,254

1997
Revenues                                    $7,078,940          $230,982            $24,215          $7,334,137
Interest expense                                15,907                                  285              16,192
Depreciation and amortization                    6,270             1,161                731               8,162
Segment net earnings                            17,595             6,151                760              24,506
Total assets                                 1,196,051            91,728              5,165           1,292,944
Capital expenditures                            21,916               727                521              23,164

1996
Revenues                                    $5,159,279          $158,247            $17,955          $5,335,481
Interest expense                                12,992                                  256              13,248
Depreciation and amortization                    5,710             1,009                668               7,387
Segment net earnings                            13,637             4,369               (388)             17,618
Total assets                                   883,986            57,220              5,079             946,285
Capital expenditures                            15,176               405                418              15,999

NOTE 4 - SHORT-TERM BORROWINGS

     The Company's short-term bank line of credit was $174,500,000 as of December 31, 1998. The line was available, as necessary, for general corporate purposes at rates based upon prevailing money market rates. At December 31, 1998, 1997 and 1996, the Company had borrowed on its short-term line of credit $19,500,000 at a rate of 5.4%, $147,000,000 at a rate of 6.6% and $52,000,000 at a rate of 6.4%, respectively.

     No compensating balance is required on the line. Certain conditions relating to the maintenance of working capital, net worth and corporate existence have been imposed by the lenders.

     A summary of 1998, 1997 and 1996 borrowings under the line of credit is as follows:

                              Maximum short-term                  Average                  Average
Year                                  borrowings               borrowings            Interest rate
- --------------------------------------------------------------------------------------------------
(in thousands)
1998                                    $338,000                 $249,000                      6.3%
1997                                    $270,000                 $152,000                      6.4%
1996                                    $192,000                 $119,000                      6.4%

     On December 27, 1996, the Company completed a private placement of $30 million Senior Notes due December 27, 1999 at an interest rate of 7.25%. The Company estimates the fair market value at December 31, 1998 approximates the principal amount based on rates currently available to the Company for debt with similar terms and maturities.

     In December 1998, the Company established a receivables securitization facility (the "Receivables Facility") pursuant to which the Company sells substantially all of its receivables arising in connection with the sale of goods or the rendering of services ("Receivables") to Bindley Western Funding Corporation ("Funding Corp."), a wholly owned special purpose corporation subsidiary. The Receivables are sold to Funding Corp. on a continuous basis, and the cash generated by sales of interests in the Receivables or by collections on the Receivables retained is used by Funding Corp. to, among other things, purchase additional Receivables originated by the Company. The assets of Funding Corp. will be available first and foremost to satisfy claims of Funding Corp. creditors.

     In connection with the Receivables Facility, Funding Corp. entered into a Receivables Purchase Agreement, dated as of December 28, 1998, with Falcon Asset Securitization Corporation ("Falcon"), an affiliate of The First National Bank of Chicago ("First Chicago"), certain other financial institutions (collectively with Falcon, the "Purchasers"), and First Chicago, as Agent. Pursuant to the Receivables Purchase Agreement, Funding Corp. may, from time to time, sell interests in the Receivables ("Receivables Interests") to the Agent for the benefit of the Purchasers. Each Receivables Interest has an associated Discount Rate and Tranche Period applicable to it, as selected by Funding Corp. The Discount Rate may, at Funding Corp.'s election, be the Base Rate (the corporate prime or base rate announced from time to time by First Chicago) or, with respect to the Receivables Interests purchased by Falcon, the CP Rate (generally, a commercial paper related rate based on Falcon's funding charges) or, with respect to the Receivables Interests purchased by other Purchasers, the LIBO Rate (generally, LIBOR for the applicable Tranche Period, plus 1/25% per annum). The Receivables Facility terminates on December 27, 1999, and is subject to final termination on December 28, 2003, subject to earlier termination in certain events. At December 31, 1998, there were $224 million of Receivables Interests outstanding, bearing a Discount Rate of 5.5% per annum. The Company accounts for the Receivables Facility as a financing transaction in its consolidated financial statements.

     The agreement requires the Company to take a number of actions to administer Bindley Western Funding Corporation as a separate legal entity such as maintaining clearly identified offices, books and records and other administrative procedures. Since the agreement was not executed until December 28, 1998, certain of these administrative matters were not yet completed. While the Company was in technical noncompliance with certain provisions of the agreement at December 31, 1998, management intends to expeditiously implement all required provisions in early 1999.

     CPSI's working capital line of credit agreement with a bank, as amended on April 8, 1999, allows CPSI to borrow up to $3,500,000. Amounts borrowed under this agreement bear interest at the bank's prime rate (7.75% at December 31, 1998) and are due on April 7, 2000. The line of credit agreement contains various covenants which place restrictions on the CPSI's current ratio, indebtedness and operating cash flows. Amounts borrowed under this agreement are secured by CPSI's assets. As of December 31, 1998 and 1997, there was no outstanding balance on this line of credit.

NOTE 5 - FIXED ASSETS

December 31,                           1998             1997
- -----------------------------------------------------------------
(in thousands)
Land                                    $  6,749         $  6,321
Buildings and furnishings                 52,633           34,050
Leasehold improvements                     2,907            2,765
Transportation and
   other equipment                        59,561           48,484
                                       --------------------------
                                         121,850           91,620
Less: Accumulated
   Depreciation                          (27,660)         (22,933)
                                       --------------------------
                                        $ 94,190         $ 68,687
                                       ==========================

NOTE 6- INTANGIBLES

December 31,                           1998             1997
- -----------------------------------------------------------------
(in thousands)
Goodwill                                $  23,537       $  35,826
Accumulated amortization                   (5,424)         (5,888)
                                       --------------------------
Goodwill, net                              18,113          29,938

Other                                       3,179          13,744
Accumulated amortization                   (1,891)         (7,971)
                                       --------------------------
Other, net                                  1,288           5,773
                                       --------------------------
Intangibles, net                        $  19,401       $  35,711
                                       ==========================

     In performing the review for impairment on the intangible assets related to Priority Healthcare Services, the Company determined that the loss of key personnel as part of the distribution of Priority and the recent and projected operating results and cash flows were not adequate to support the recorded amount. In the fourth quarter of 1998, the Company wrote off approximately $6 million in goodwill and $2 million in other intangibles, which is presented in the Consolidated Statement of Earnings as part of the unusual items caption. Priority Healthcare Services is a component of the BWI segment.

     The remainder of the reduction is the result of the distribution of Priority at December 31, 1998.

NOTE 7 - RELATED PARTY TRANSACTIONS

     At December 31, 1998 and 1997, the Company held a note receivable with a principal balance of $3.2 million from the Chief Executive Officer of the Company in connection with his exercise of stock options granted to him under the 1993 Stock Option and Incentive Plan. This note, which bears interest at 6.5% per annum, matures on December 16, 2000 and provides for annual interest only payments, beginning in 1998, with outstanding interest and principal to be repaid at maturity. In 1998, other income includes $200,000 of interest income related to this note.

     At December 31, 1998, the Company owed Priority $16.5 million. This amount is due on demand and represents loans of excess cash balances of Priority to the Company on a short-term basis, bearing interest at the Company's average incremental borrowing rate. At December 31, 1998, the incremental borrowing rate was 6.3%.

NOTE 8 - INCOME TAXES

     The provision for income taxes includes state income taxes of $3,320,000, $2,706,000 and $2,092,000 in 1998, 1997 and 1996, respectively.

     The following table indicates the significant elements contributing to the difference between the U.S. federal statutory tax rate and the effective tax rate:

Year ended December 31,                             1998     1997      1996
- --------------------------------------------------------------------------------
Percentage of earnings before taxes:
U.S. federal statutory rate                        35.0%        35.0%     35.0%
State and local taxes on income, net of
   Federal income tax benefit                       5.0%         4.4%      4.4%
Nondeductible element of restricted
   stock grants                                     5.7%
CPSI utilization of NOL carryforwards              (2.3%)        (.8%)
Other                                                .7%          .4%      2.8%
                                                ------------------------------
Effective rate                                     44.1%        39.0%     42.2%
                                                ================================

     Presented below are the significant elements of the net deferred tax balance sheet accounts at December 31, 1998 and 1997:

Deferred tax assets:                                  1998        1997
                                                     ------      ------
Current:
     Accounts receivable                              $ 6,635     $ 6,573
     Inventories                                        1,371         977
     Deferred compensation                              2,382         848
     Other, net                                         1,164       1,128
                                                     --------------------
Subtotal                                               11,552       9,526

  Long-term:
     Acquired net operating loss benefits                 368         425
     Intangibles                                        2,474         206
                                                     --------------------
Subtotal                                                2,842         631
                                                     --------------------

Total deferred tax assets                             $14,394     $10,157
                                                     ====================

Deferred tax liabilities:
  Current                                             $           $

  Long-term:
   Fixed assets                                       $ 5,897     $ 4,129
   Intangibles                                                        639
  Other, net                                               32          25
                                                     --------------------
Subtotal                                                5,929       4,793
                                                     --------------------

Total deferred tax liabilities                        $ 5,929     $ 4,793
                                                     ====================

     In connection with the acquisition of Goold, the Company acquired federal net operating loss carryforwards of $2.3 million. Due to certain tax law limitations, annual utilization of the carryforward is limited to $163,000. The remaining tax loss carryforward at December 31, 1998 is $1.2 million. The carryover period expires in 2006.

     Prior to the merger between BWI and CPSI, the respective companies' income tax returns were filed separately from each other. In its 1998 and 1997 returns, CPSI utilized $1,385,000 and $935,000, respectively, of net operating loss carryforwards. At December 31, 1998, CPSI had utilized all of its NOL carryforwards.

NOTE 9 - LONG-TERM DEBT

     The long-term debt at December 31, 1998 is substantially comprised of a mortgage obligation. In 1997, the balance included a private placement of $30 million Senior Notes due December 27, 1999 which was classified in short-term borrowings as of December 31, 1998. The remaining balance in 1997 related to mortgage obligations, and certain other obligations related to the purchases of Nu-Scan, Inc. and the IV One Companies and Priority Healthcare Services Corporation. The remaining $1.2 million obligation, which related to the purchase of Priority Healthcare Services, was included as a reduction of the fourth quarter unusual items charge resulting from the litigation settlement agreement on December 31, 1998.

     On September 24, 1992 and October 20, 1992, the Company concluded a public offering of $65,000,000 and $2,350,000, respectively, of 6 1/2% Convertible Subordinated Debentures, due 2002, for approximately $65,565,000, net of underwriting and other costs. On August 27, 1997, the Company called for redemption on September 12, 1997 all of these Debentures at a redemption price of $1,039 per $1,000 principal amount of Debentures plus accrued interest through the redemption date. Debenture holders could elect to convert their debentures into shares of common stock of the Company through September 12, 1997. Holders of all but $119,000 principal amount of the $67,350,000 outstanding Debentures elected to convert their Debentures into common stock at the rate of 50.4 shares of common stock for each $1,000 principal amount of Debentures. The redemption reduced the Company's long-term debt by $67,350,000 and increased by 3.4 million the number of issued shares of the Company's common stock.

NOTE 10 - PROFIT SHARING PLAN

     The Company and its subsidiaries maintain a qualified Profit Sharing Plan ("Profit Sharing Plan") for eligible employees. All employees are generally eligible to participate in the Profit Sharing Plan as of the first January 1, April 1, July 1 or October 1 after having completed at least one year of service (as defined in the Profit Sharing Plan) and having reached age 21.

     The annual contribution of the Company and its subsidiaries to the Profit Sharing Plan is at the discretion of the Board and is generally 8% of the Participant's compensation for the year. The employer contribution for a year is allocated among the Participants employed on the last day of the year in proportion to their relative compensation for the year. The Company's contributions to the plan for the years ended December 31, 1998, 1997 and 1996 were $1,785,000, $1,576,000 and $1,334,600, respectively.

     Subject to limitations imposed by the Internal Revenue Code, a Participant may have a percentage of his or her compensation withheld from pay and contributed to the Profit Sharing Plan and make "rollover" contributions to the Profit Sharing Plan of qualifying distributions from other employers' qualified plans.

     A Participant's interest in amounts withheld from his or her pay and contributed to the Profit Sharing Plan or in rollover contributions and in the earnings on those amounts are fully vested at all times. A Participant's interest in employer contributions made on his or her behalf and the earnings on those contributions become 20% vested after three years of service and an additional 20% vested during each of the next four years. A Participant's interest in employer contributions made on his or her behalf and the earnings on those contributions will also become fully vested when the employee retires at age 65 or older, dies or becomes totally disabled.

     All contributions to the Profit Sharing Plan are paid in cash to a trustee bank, as trustee, and are invested by the trustee until distributed to Participants or their beneficiaries. Participants are permitted to direct the trustee as to the investment of their accounts by choosing among several investment funds that are offered under the Profit Sharing Plan, including one fund consisting of common stock of the Company. Participants may elect to invest in one fund or a combination of the available funds according to their investment goals. If a Participant does not make an investment election, his or her Profit Sharing Plan accounts will be invested in a fund designated by the Company.

     Effective July 1, 1993, CPSI adopted the Central Pharmacy Services, Inc. 401(k) Plan (the "Plan"), a defined contribution plan which qualifies under
Section 401(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the Plan after one year of service. Participants may contribute up to 20% of their base salaries to the Plan, and the company will match 100% of the participants' contributions up to 2% of their base salaries. Contibutions to the Plan were approximately $90,000, $71,000, and $40,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

NOTE 11 - MINORITY INTEREST

     On October 29, 1997, the Company consummated an initial public offering ("IPO") of its Priority Healthcare Corporation ("Priority") subsidiary. Priority registered 2,300,000 shares of Class B Common Stock, all of which were sold in a firm commitment underwriting at an aggregate offering price of $33.35 million. After underwriters' discount of $2.32 million and expenses incurred in conjunction with the IPO of $1.05 million, the net offering proceeds to Priority were approximately $29.98 million.

     The Priority IPO resulted in the establishment of minority interest of $11 million, which represents the minority shareholders' interest in shareholders' equity of Priority, and an increase of $19.2 million in the Company's additional paid in capital, which represents the Company's incremental share of Priority's shareholders' equity, both at October 29, 1997.

     See Note 2 for discussion of the Company's distribution of Priority.

NOTE 12 - CAPITAL STOCK

     On June 25, 1999, a 4-for-3 stock split was paid in the form of a stock dividend to shareholders of record at the close of business on June 11, 1999. Earnings per share and related earnings per share disclosures in Notes 17 and 18 for all years presented herein have been restated to give effect to this stock split. The Company's capitalization consists of 53,333,333 authorized shares of Common Stock, giving effect to the aforementioned 1999 stock split and 1,000,000 authorized shares of Special Stock. Both the Common Stock and Special Stock have a $.01 par value per share. On June 3, 1999, a 4-for-3 stock split was effected in the form of a stock dividend to shareholders of record at the close of business on May 21, 1998.

     Prior to May 20, 1993, the Company had a 1983 Incentive Stock Option Plan, a 1983 Nonqualified Option Plan, and a 1987 Stock Option and Incentive Plan. The number of shares available for issuance pursuant to such plans aggregated 2,500,000 shares. Incentive stock options, granted at a minimum of 100% of fair market value, and nonqualified stock options, granted at a minimum of 85% of fair market value, both exercisable for up to 10 years from the date of grant, were authorized under such plans.

     On May 20, 1993, the Company's shareholders approved the 1993 Stock Option and Incentive Plan (the "1993 Plan") authorizing 1,000,000 shares of the Company's common stock for sale or award to officers and key employees (including any such officer or employee who holds at least 10% of the Company's common stock) as stock options or restricted stock. Options generally become exercisable over a one to four year period following date of grant and expire 10 years following date of grant. No further awards will be made from the shares of common stock that remained available for grants under the prior stock option plans.

       On May 19, 1994, the Company's shareholders approved amendments to the Company's 1983 Incentive Stock Option Plan, the 1983 Nonqualified Stock Option Plan, the 1987 Stock Option and Incentive Plan and the 1993 Plan to permit the Company's Compensation and Stock Option Committee of the Board of Directors ("Committee") to allow participants under these plans, including the holders of outstanding options, to exercise an option during its term following cessation of employment by reason of death, disability or retirement. Such amendments also permitted the Committee, in its sole discretion, to change the exercise and termination terms of options granted if such changes are otherwise consistent with applicable federal and state laws. In addition, the 1993 Plan was amended to (i) increase from 1,000,000 to 1,500,000 the number of shares authorized for issuance pursuant to awards made under the 1993 Plan; (ii) limit to 100,000 shares the number of shares that any one participant may receive under the 1993 Plan during any calendar year; and (iii) provide that the Board of Directors may amend the 1993 Plan in any respect without shareholder approval, unless such approval is required to comply with Rule 16b-3 under the Securities Exchange Act of 1934 or Section 422 of the Internal Revenue Code of 1986. On May 16, 1996, the Company's shareholders approved an amendment to the 1993 Plan to increase to 3,000,000 the number of shares authorized for issuance pursuant to awards made under the 1993 Plan. At the May 21, 1998 annual shareholders meeting, the Company's shareholders approved an amendment to the 1993 Plan to (i) increase to 4,000,000 (now restated to 5,333,332 as a result of the stock split and to 7,821,973 as a result of the spin-off of Priority, each restatement made pursuant to an anti-dilution provision contained in the 1993 Plan) the number of shares authorized for issuance pursuant to awards made under the 1993 Plan and
(ii) increase to 300,000 the number of shares that any one participant may receive under the 1993 Plan during any calendar year.

     On May 14, 1991, the Company's shareholders approved the Outside Directors Stock Option Plan (the "Directors Plan"). Each eligible director is automatically granted an option to purchase 1,000 shares of the Company's common stock on June 1 of each year beginning in 1991. The option exercise price per share is 85% of the fair market value of one share of common stock on the date of grant. Each option becomes exercisable six months following the date of grant and expires 10 years following the date of grant.

     On December 11, 1998, the Company's Board of Directors adopted the 1998 Non-Qualified Stock Option Plan (the "1998 Non-Qualified Plan"), which reserves for issuance 600,000 shares of the Company's common stock held by the Company as treasury shares. The 1998 Non-Qualified Plan provided for the grant of nonqualified stock options to employees who are not officers or directors of the Company or its affiliates. Under the 1998 Non-Qualified Plan, no individual participant may receive awards for more than 50,000 shares in any calendar year.

     The CPSI 1993 Stock Option Plan (the "CPSI Option Plan") provided for the issuance of options to employees of CPSI for the purchase of shares of CPSI's common stock. Options were issued with exercise prices equal to or in excess of the fair market value of CPSI's common stock, as determined by CPSI's Board of Directors, on the date of grant. Vesting and terms of all options are determined by CPSI's Board of Directors and may vary by optionee; however, the term may be no longer than 10 years from the date of grant.

     In accordance with the terms of the merger between BWI and CPSI, all options outstanding under the CPSI plan vested at the date of the merger. Furthermore, all such outstanding CPSI options were converted to BWI options pursuant to the terms of the merger which, in essence, provided that such options would be converted based on the calculated "in-the-money" amounts and exercise price to fair market value ratios at the time of the merger. Additionally, in accordance with the terms of the merger, no further options can be issued from the CPSI Option Plan subsequent to the merger.

     On August 25, 1997, Priority's Board of Directors and the then sole shareholder (the Company) adopted Priority's 1997 Stock Option and Incentive Plan (the "1997 Stock Option Plan"). The 1997 Stock Option Plan reserves for issuance 1,250,000 shares of Priority Class B Common Stock, subject to adjustment in certain events. The 1997 Stock Option Plan provides for the grant of options to purchase shares of Class B Common Stock and restricted shares of Class B Common Stock to officers, key employees and consultants of Priority. Stock options granted under the 1997 Stock Option Plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options"). No individual participant may receive awards for more than 300,000 shares in any calendar year.

     Also on August 25, 1997, Priority's Board of Directors and the then sole shareholder (the Company) adopted Priority's Outside Directors Stock Option Plan ("the Priority Directors Plan"). The number of shares of Priority's Class B Common Stock authorized for issuance pursuant to the Priority Directors Plan is 25,000. Each eligible director is automatically granted an option to purchase 1,000 shares of Priority's Class B Common Stock on June 1 of each year beginning in 1998. The option exercise price per share is equal to the fair market value of one share of Class B Common Stock on the date of grant. Each option becomes exercisable six months following the date of grant and expires 10 years following the date of grant.

     On September 15, 1998, Priority's Board of Directors adopted the Broad Based Stock Option Plan, which reserves for issuance 400,000 shares of Priority Class B Common Stock. The Broad Based Stock Option Plan provides for the grant of nonqualified stock options to key employees who are not officers or directors of Priority or its affiliates. The number of shares which may be granted under the Broad Based Plan during any calendar year shall not exceed 40,000 shares to any one person.

          In accordance with the provisions of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its stock option plans, and accordingly, generally does not recognize compensation expense related to these options. If the Company had elected to recognize compensation expense based on the fair value of the options at the grant date as prescribed by SFAS 123, pro forma net income and earnings would have been:

For the years ended December 31,            1998         1997          1996
- -----------------------------------------------------------------------------
(In thousands, except share data)
Net earnings - as reported               $  22,236    $  24,506     $  17,618
Net earnings - pro forma                 $  18,946    $  21,971     $  15,631
Earnings per share
 Basic - as reported                           .70          .95           .76
 Basic - pro forma                             .60          .85           .68
 Diluted - as reported                         .66          .83           .67
 Diluted - pro forma                           .57          .75           .60


          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31:

                                       1998           1997          1996
                                 -----------------------------------------
Company Options
  Risk free interest rates            5.31%          5.71%         6.05%
  Expected dividend yields             .16%           .26%          .41%
  Expected life of options            4.34           4.66          4.60
  Volatility of stock price          28.85%         27.23%        29.43%
  Weighted average fair
      value of options            $   9.34        $ 10.16        $ 6.20

Priority Options
  Risk free interest rates            5.02%          5.90%
  Expected dividend yields             .00%           .00%
  Expected life of options            4.71           4.60
  Volatility of stock price          55.94%         54.79%
  Weighted average fair
      value of options            $   9.65        $  7.52

     Compensation expense based on the fair value of options granted prior to January 1, 1995 was not included in the preceding pro forma calculations. Therefore, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Changes in stock options under the Company's plans are shown below, (All historical shares and per share amounts have been restated to reflect the 4-for-3 stock split):

                                         Number of           Option price per
                                         shares              share
- --------------------------------------------------------------------------------
Options outstanding
   at December 31, 1995                      4,152,105          $  .59 to $14.54

Forfeited during 1996                          (95,252)         $  .59 to $13.59
Granted during 1996                          1,185,777          $  .59 to $15.06
Exercised during 1996                         (411,537)         $ 4.07 to $13.22
                                           -----------

Options outstanding
   at December 31, 1996                      4,831,093          $  .59 to $15.06

Forfeited during 1997                          (60,132)         $  .59 to $17.72
Granted during 1997                          1,174,532          $  .59 to $23.63
Exercised during 1997                       (1,413,161)         $  .59 to $15.06
                                           -----------

Options outstanding
   at December 31, 1997                      4,532,332          $  .59 to $23.63

Forfeited during 1998                         (157,175)         $  .59 to $28.45
Granted during 1998                             32,557          $  .59 to $31.94
Exercised during 1998                       (1,467,011)         $  .59 to $23.63
                                           -----------

Options outstanding
   at December 31, 1998                      2,940,703          $  .59 to $31.94

Effect of Spin-off of
    Priority Healthcare (1)                  2,394,938
                                           -----------

Converted options outstanding
    at December 31, 1998                     5,335,641          $  .59 to $16.86
                                           =====================================

Exercisable
   at December 31, 1998                      3,398,544          $  .59 to $12.47
                                           =====================================

Available for grant
   at December 31, 1998                      1,409,763
                                           ===========

(1) As a result of the spin-off of Priority, in order to preserve the economic value of the outstanding stock options, effective after the close of business on December 31, 1998, all such outstanding options were converted pursuant to anti-dilution provisions contained in the various stock option plans. As these options were converted in accordance with accounting principles issued by the Financial Accounting Standards Board, no compensation expense was recorded as a result of such conversion.

          In certain cases, the exercise of stock options results in state and federal income tax deductions to the Company on the difference between the market price at the date of exercise and the option price. The tax benefits obtained from these deductions are included in additional paid in capital.

          Additional information regarding the Company's options outstanding at December 31, 1998 is shown below:


                                      Exercise Price Range
- --------------------------------------------------------------------------------
                            $.59-$6.98    $7.18-$9.97   $11.06-$16.86     Total
- --------------------------------------------------------------------------------
Number of options
 Outstanding                  2,532,018     1,019,408     1,784,215    5,335,641

Weighted average
 exercise price              $     5.36    $     7.25    $    12.49   $     8.10

Weighted average remaining
contractual life                   5.89          7.96          8.96         7.31

Number of shares
 exercisable                  2,044,649       580,677       773,218    3,398,544

Weighted average
 exercisable price           $     5.60    $     7.26    $    12.44   $     7.44

    Changes in stock options under all of Priority's plans are shown below:

                                       Number of      Option price per share
                                       shares
- -------------------------------------------------------------------------------
Options outstanding
  at December 31, 1996
Forfeited during 1997                    (13,800)      $  14.50 to $14.50
Granted during 1997                      473,050       $  14.50 to $15.00
Exercised during 1997
                                       ---------

Options outstanding
  at December 31, 1997                   459,250       $  14.50 to $15.00
                                       =========

Forfeited during 1998                    (29,120)      $  14.50 to $20.00
Granted during 1998                      601,953       $  12.24 to $20.00
Exercised during 1998
                                       ---------

Options outstanding
  at December 31, 1998                 1,032,083       $  12.24 to $20.00
                                       =========

          During 1998, the Company issued 350,000 (restated to 466,667 to reflect the stock split) restricted stock grants to certain key executives with a grant date fair value of $35.25 per share. Pending the lapse of the forfeiture and transfer restrictions established by the Compensation and Stock Option Committee, the grantee generally will have all the rights of a shareholder, including the right to vote the shares and the right to receive all dividends thereon. Upon issuance of the restricted stock grants, unearned compensation equivalent to the market value at the date of grant was recorded as unamortized value of restricted stock and is being charged to earnings over the period during which the restrictions lapse. Compensation expense related to these restricted stock grants of $1.6 million was recorded in the first nine months of 1998. The remaining $11.1 million was recorded in the fourth quarter as part of the unusual items when the lapse of the forfeiture and transfer restrictions on the restricted stock was accelerated by the Compensation and Stock Option Committee.

NOTE 13 - COMMITMENTS

          The Company leases warehouse and office space under noncancelable operating leases expiring at various dates through 2004, with options to renew for various periods. Minimum commitments under leases aggregate $2,260,000 for 1999, $1,996,000 for 2000, $1,536,000 for 2001, $1,071,000 for 2002 and $777,000
for 2003.

          The consolidated rent expense for the years ended December 31, 1998, 1997 and 1996 was $2,961,000, $2,615,000 and $1,941,000, respectively, of which none pertained to leases of one year or less for 1998 and approximately $1,034,000 in 1997 and $209,000 in 1996 which pertained to leases with terms of one year or less.

          In 1998, the Company completed construction of a new 180,000 square foot, five-story office building in Indianapolis, Indiana. This building provides space for the accounting, human resources, information systems, purchasing and sales and marketing departments, along with the Company's executive offices and related staff. Subject to favorable market conditions, the Company through its wholly-owned subsidiary, College Park Plaza Associates, Inc., intends to sell the building to a third party and then lease back the top two floors.

          In 1998, the Company entered into operating lease agreements for the bottom three floors of the newly constructed office building in Indianapolis, Indiana. The rental income received in 1998 was immaterial. Minimum future rentals on noncancelable leases aggregate $1,268,000 for 1999 and $1,506,000 per year for 2000, 2001, 2002 and 2003.

NOTE 14 -  MAJOR CUSTOMERS

     The BWI segment services customers in 37 states and Puerto Rico from its 14 distribution centers located in 13 states. The Nuclear Pharmacy segment operates specialized pharmacies in 13 states. The principal customers of the BWI segment are chain drug companies that operate their own warehouses. Other customers include independent drug stores, chain drug stores, supermarkets and mass merchandisers with their own pharmacies, hospitals, clinics, HMOs, state and federal government agencies and other health care providers. The following chain drug warehouse customers each accounted for over 10% of the Company's net sales during the years shown: Eckerd Corporation (18%) and CVS (17%) in 1998; CVS (22%), Rite Aid Corporation (18%) and Eckerd Corporation (16%) in 1997; and Eckerd Corporation (17%), Rite Aid Corporation (14%) and Revco D.S., Inc. (12%) in 1996. Sales to these customers aggregated 35%, 56% and 43% of net sales in 1998, 1997 and 1996, respectively. The Company sells inventory to its chain drug warehouse and other customers on various payment terms. This entails accounts receivable exposure, especially if any of its chain warehouse customers encounter financial difficulties. Although the Company monitors closely the creditworthiness of its major customers and, when feasible, obtains security interests in the inventory sold, there can be no assurance that the Company will not incur the write-off or writedown of chain drug accounts receivable in the future.

     During the second quarter of 1998, Rite Aid informed the Company that Rite Aid signed a supply agreement with another wholesaler that began in May 1998. In 1997, Rite Aid comprised 18% of the Company's sales. Sales to Rite Aid were predominantly to their warehouses. The loss of this customer did not have a material adverse impact on the Company's results of operations.

NOTE 15 - STATEMENT OF CASH FLOWS

     Cash paid for interest expense and income taxes was as follows:

December 31,                        1998                    1997                     1996
(in thousands)
Interest                         $20,330                 $14,697                  $13,126
Income taxes                     $15,017                 $16,935                  $13,640

     Presented below is a brief discussion of recent acquisitions by the Company. The purchase price has been allocated based on a determination of the fair value of the assets acquired and liabilities assumed. The goodwill associated with these acquisitions is being amortized on a straight line basis not exceeding 40 years. All acquisitions were treated as purchases and the financial statements include the results of operations from the respective effective date of acquisition. Results of operations of the acquired companies from January 1 of the year of acquisition to the effective dates of the transactions are not material to the consolidated results of operations of the Company for the respective years.

     In January 1996, the Company formed a new subsidiary, National Infusion Services, Inc. ("NIS"). Effective February 8, 1996, the Company through its NIS subsidiary purchased the assets of the infusion services division of Infectious Disease of Indiana P.S.C. NIS is a provider of quality care to patients in a variety of settings. In February 1997, the corporate name was changed from NIS to Priority Healthcare Services Corporation. The Company acquired the assets of NIS for approximately $9 million in cash and incurred a long-term obligation of approximately $1.5 million, resulting in approximately $9.8 million in intangible assets. As discussed in Note 6 and Note 9 above, the remaining balance of the intangible assets and the long-term obligation were written off as part of the unusual items caption in the fourth quarter of 1998.

     Effective July 31, 1997, the Company purchased substantially all of the operating assets and assumed most of the liabilities and contractual obligations of Tennessee Wholesale Drug Company ("TWD"). The Company expended approximately $27 million for the acquisition of TWD, which approximated the fair value of the net assets acquired. During 1998, the Company closed the TWD divisions located in Baltimore, Maryland and Tampa, Florida. The customers of these divisions are serviced from existing facilities. The Company recognized a liability related to the closure of the facilities of $413,000 as of December 31, 1997. The Company offered all employees an opportunity to interview for openings elsewhere in the Company and agreed to pay a lump sum relocation cost to those that relocated. Employees who did not relocate and worked up to the designated date of his/her separation of employment received a benefits and compensation package based on his or her tenure with the Company. The plan also included operational and data processing costs associated with the closure. Both facilities were closed in 1998 and the costs associated with those closures were paid and approximated the liability established.

     Effective August 6, 1997, Priority acquired substantially all of the operating assets and assumed most of the liabilities of Grove Way Pharmacy, Inc., a specialty distributor of vaccines and injectables located in Castro Valley, California. The amount expended approximated the fair value of the net assets acquired.

     In 1997, CPSI acquired certain assets and assumed certain liabilities of Nu-Scan, Inc., Sholars Drugs, Inc. and Alpha Nuclear Pharmacy, Inc. Aggregate consideration for these transactions was approximately $666,000, consisting of approximately $441,000 in cash (including $25,000 paid in 1998) and a note payable for $225,000. CPSI recorded $60,000 as noncompete agreements in accordance with the terms of the asset purchase and other related agreements. The remainder of the excess of the cost over the fair value of net assets acquired of approximately $612,000 has been recorded as goodwill and is being amortized on a straight-line basis over 20 years.

     In December 1998, CPSI acquired the remaining interest in its 50% owned affiliate, Central Source Pharmacy Services, LLC for cash consideration of approximately $877,000. The excess of cost over the fair value of net assets acquired of approximately $780,000 has been recorded as goodwill and is be amortized on a straight-line basis over 20 years.

NOTE 16 - LEGAL PROCEEDINGS

     The Company is a defendant in a consolidated class action filed in the United States District Court for the Northern District of Illinois in 1993 which names the Company, other pharmaceutical wholesalers and pharmaceutical manufacturers as defendants, In re Brand Name Prescription Drugs Litigation, MDL
997. Plaintiffs allege that pharmaceutical manufacturers and wholesalers conspired to fix prices of brand-name prescription drugs sold to retail pharmacies at artificially high levels in violation of the federal antitrust laws. The plaintiffs seek injunctive relief, unspecified treble damages, costs, interest and attorneys' fees. The Company has denied the complaint allegations.

     Several of the manufacturer defendants and the class plaintiffs have reached settlement agreements. The trial against the remaining defendants, including the Company, began on September 14, 1998. On November 30, 1998, the Court granted all remaining defendants' motions for judgments as a matter of law, dismissing all class claims against the Company and other defendants. The class plaintiffs' appeal of the Court's ruling is pending.

     At this time, the Company is a defendant in 115 additional cases brought by plaintiffs who "opted out" of the federal class action described above. One hundred eleven of these complaints contain allegations and claims for relief that are substantially similar to those in the federal class action. The four remaining complaints add allegations that the defendants' conduct violated state law. The damages period in these cases begins in October 1993. The Company has denied the allegations in all of these complaints.

     On November 20, 1997, two additional complaints were filed in the MDL 997 proceeding by Eckerd Corporation and American Drug Stores naming certain pharmaceutical manufacturers and wholesalers, including the Company, as defendants. These complaints contain allegations and claims for relief that are substantially similar to those in the federal class action. The Company has denied the allegations in these complaints.

     On July 1, 1996, the Company and several other wholesalers were joined as the defendants in a seventh amended and restated complaint filed in the Circuit Court of Greene County, Alabama, Durrett v. The Upjohn Company, Civil Action
No. 94-029. The case was first filed in 1994. The plaintiffs claim the prices of prescription drugs they purchase in interstate commerce are artificially high because of alleged illegal activities of the defendant pharmaceutical manufacturers and wholesalers. The plaintiffs seek monetary damages, injunctive relief and punitive damages. The Company has denied the allegations of the complaint.

     On June 16, 1998, a suit was filed in the Circuit Court for Cocke County, Tennessee purportedly on behalf of consumers of prescription drugs in the following states: Tennessee, Alabama, Arizona, Florida, Kansas, Maine, Michigan, Minnesota, New Mexico, North Carolina, North Dakota, South Dakota, West Virginia and Wisconsin. Graves et al. v. Abbott Laboratories et al., Civil Action
No. 25,109-00. The complaint charges that pharmaceutical manufacturers and wholesalers, including the Company, engaged in a price-fixing conspiracy in violation of the Tennessee's Trade Practices Act and Consumer Protection Act, and the unfair or deceptive trade practices statutes of the other jurisdictions named therein. The Company has denied the allegations of the complaint.

     On October 21, 1994, the Company entered into an agreement with the other wholesalers and pharmaceutical manufacturers covering all of the cases listed above. Among other things, the agreement provides that for all judgments that might be entered against both the manufacturer and wholesaler defendants, the Company's total exposure for joint and several liability is limited to $1,000,000 and the wholesaler defendants are indemnified for $9,000,000 in related legal fees and expenses. The effect of the previously noted settlements on the agreement is that the Company will continue to receive reimbursement of some, if not all, of its legal fees and expenses in excess of its proportionate share of the $9,000,000.

     The Company is unable to form a reasonably reliable conclusion regarding the likelihood of a favorable or unfavorable outcome of these cases, each of which is being defended vigorously. The Company believes the allegations of liability are without merit with regard to the wholesaler defendants and that the attendant liability of the Company, if any, would not have a material adverse effect on the Company's financial condition or liquidity. Adverse decisions, although not anticipated, could have an adverse material effect on the Company's results of operations.

     On October 7, 1996, the Company and its subsidiary, National Infusion Services (now known as Priority Healthcare Services Corporation) ("PHSC"), were named as defendants in an action filed by Thomas G. Slama, M.D. in the Superior Court of Hamilton County, Indiana. Dr. Slama is a former director of the Company and formerly was Chief Executive Officer and President of PHSC. The complaint alleged breach of contract and defamation arising from the termination of Dr. Slama's employment with PHSC in October 1996. On October 26, 1998, Dr. Slama filed a Second Amended Complaint which added Priority and William E. Bindley as defendants and stated additional claims for breach of contract, breach of oral contract, breach of fiduciary duty, securities fraud and conversion. Pursuant to an Indemnification and Hold Harmless Agreement the Company indemnified and held harmless Priority and its subsidiaries from and against any and all costs, damages, charges and expenses (including without limitation legal and other professional fees) which Priority might incur or which may be charged against Priority in any way based upon, connected with or arising out of the lawsuit filed by Dr. Slama. The Company, PHSC, Priority and Mr. Bindley answered the complaint, denied the merits of Dr. Slama's claims, and also filed a counterclaim against Dr. Slama which sought, among other things, declaratory relief, compensatory and (in some instances) treble damages, punitive damages, attorneys' fees, interest and costs. On December 31, 1998, a Settlement Agreement was executed by and among the parties named above pursuant to which mutual releases were obtained, and on January 4, 1999, a one-time payment of $875,000 was made by the Company to Dr. Slama. The corresponding Joint Stipulation of Dismissal was approved by the Court on January 11, 1999. This one time payment, and approximately $150,000 of legal costs, were included in the unusual item charge recorded in the fourth quarter of 1998.

     On January 11, 1996, the Company was informed by the U.S. Attorney's office in Indianapolis that the Drug Enforcement Administration ("DEA") was alleging multiple violations of the recordkeeping and reporting regulations of the Controlled Substances Act ("Act") resulting from a routine inspection of the Company's Indianapolis Distribution Center during January and February 1994. On November 7, 1996, the Company entered into a Civil Consent Decree with the United States and the DEA resolving all issues relating to its Indianapolis Distribution Center's alleged failure to comply with the Act. In exchange for the settlement of all civil and administrative issues, the Company paid $700,000, and agreed to pay an additional $300,000 if the Company did not substantially comply with the terms of the Civil Consent Decree over the next two years. The settlement charge recognized by the Company in 1996 included professional fees of $112,000. On December 15, 1998, the Company was advised by the U. S. Attorney's office in Indianapolis that the Company had fully complied with the terms of the 1996 Civil Consent Decree and, accordingly, the civil penalty of $300,000 would not be imposed.

NOTE 17 - EARNINGS PER SHARE

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for 1998, 1997 and 1996.

                                           1998                      1997                        1996
                       ------------------------------------------------------------------------------
(in thousands, except per share data)
Basic:
Net earnings                        $    22,236               $    24,506                 $    17,618
Weighted shares
 Outstanding                         28,728,979                22,912,237                  20,146,629
Shares issued in
 CPSI merger                          2,922,055                 2,922,055                   2,922,055
Basic shares
 Outstanding                         31,651,034                25,834,292                  23,068,684
Per share amount                    $       .70               $       .95                 $       .76

Diluted:
Net earnings                        $    22,236               $    24,506                 $    17,618
6 1/2% convertible
 debentures                                                         1,889                       2,654
Diluted earnings                    $    22,236               $    26,395                 $    20,272
Weighted shares
 Outstanding                         28,728,979                22,912,237                  20,146,629
Debentures                                                      4,193,297                   6,039,513
Shares issued in
 CPSI merger                          2,922,055                 2,922,055                   2,922,055
Stock Options                         1,708,990                 1,862,446                   1,251,243
Restricted Stock                        148,644
Diluted Shares                       33,508,668                31,890,035                  30,359,442
Per share amount                    $       .66               $       .83                 $       .67

The earnings per share for all years have been restated to give effect for the 4-for-3 stock split on June 25, 1999 and the earnings per share for 1997 and 1996 have been restated to give effect for the 4-for-3 stock split on June 3, 1998.

See Note 12 regarding changes to outstanding options at the close of business on December 31, 1998.

NOTE 18 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents the quarterly financial data for 1998 and 1997.

                                      First               Second            Third             Fourth
                                    Quarter              Quarter          Quarter            Quarter
- ----------------------------------------------------------------------------------------------------
(in thousands, except per share data)
1998
   Net sales                     $1,969,157           $1,856,142       $1,821,594         $2,007,328
   Gross margin                      46,217               50,842           51,896             56,933
   Net earnings                       8,007                9,069            8,763             (3,603)
   Earnings per share:
     Basic (1)                   $     0.26           $     0.29       $     0.28         $    (0.11)
     Diluted (1)                       0.24                 0.27             0.26              (0.11)

1997
   Net sales                     $1,639,874           $1,816,884       $1,818,821         $2,058,558
   Gross margin                      35,060               36,425           38,429             42,808
   Net earnings                       5,639                5,774            5,827              7,266
   Earnings per share:
     Basic (1)                   $     0.24           $     0.24       $     0.23         $     0.24
     Diluted (1)                       0.21                 0.20             0.20               0.22

(1) The earnings per share for 1997 and the first quarter of 1998 have been restated to give effect for the 4-for-3 stock split effected in the form of a dividend on June 3, 1998 to shareholders of record on May 21, 1998. The earnings per share for 1997 and 1998 have been restated to give effect for the 4-for-3 stock split effected in the form of a dividend on June 25, 1999 to shareholders of record on June 11, 1999.